Exhibit 99.1

Q2 2021 Financial Highlights

July 29, 2021

To Our Members:

We are pleased to announce that, based on our preliminary financial results for the second quarter of 2021, the Board of Directors of the Federal Home Loan Bank of Chicago (FHLBank Chicago) declared a dividend of 5.00% (annualized) for Class B1 activity stock and a dividend of 2.00% (annualized) for Class B2 membership stock, maintaining the levels declared for the first quarter of 2021. FHLBank Chicago pays a higher dividend per share on your Class B1 activity stock to recognize members that support the entire cooperative through the use of our products.

We expect to maintain a 5.00% (annualized) dividend for Class B1 activity stock for the third and fourth quarters of 2021, based on current projections and assumptions regarding our financial condition. We are providing this information to assist you in planning your advance, letters of credit, and Mortgage Partnership Finance® (MPF®) Program on-balance sheet product activity with us.

We expect to report net income of $78 million for the second quarter of 2021 when we file our Form 10-Q with the Securities and Exchange Commission (SEC) next month. Our preliminary and unaudited financial results are included here and details on the dividend payments and our second quarter financial highlights are provided at the end of this letter.
Evolving Business Landscape

As the business landscape for certain products and services is evolving, we’re adapting to these changes and leveraging new technologies that will be key to your success. As your trusted advisor, we can ensure you that our forward-thinking teams are well positioned and prepared to guide you through these changes.
•MPF Program: In January of this year, the U.S. Department of the Treasury and the Federal Housing Finance Agency amended the Preferred Stock Purchase Agreement with Fannie Mae and Freddie Mac. There are market changes coming out of the amended agreement impacting market participants including the MPF Program and the MPF Xtra® product. In the short term, the level of non-owner occupied loans that can be sold to Fannie Mae has been limited. The amended agreement will also limit the total dollar amount of loans that can be sold to Fannie Mae through the cash window starting in 2022. We continue to focus on serving our members and limiting the negative impacts from these potential disruptions. While we work to reopen non-owner occupied loans that can be sold through MPF Xtra, our MPF Traditional products can accept loans on second homes and may be used as an alternative for these loans. As we adjust to these market changes and as we make headway on solutions, we will provide further updates. You can also monitor our efforts on our eMPF website and through your sales director.

•Advance Products – LIBOR transition: We have redesigned our advances tied to LIBOR allowing us to re-offer certain advances such as the Putable Floating-to-Fixed Rate advance (A370). We also set parameters to define the resiliency of the fallback language in connection with your LIBOR-based pledged collateral. Visit our LIBOR transition page for more information.
•Pledging eNotes as eligible collateral: We recently approved the acceptance of first and second lien 1-4 family eNotes as eligible collateral. Reference our eNotes readiness checklist for guidance on how to pledge eNotes as eligible collateral.

Providing Support for Your Communities

The COVID-19 pandemic unveiled economic disparities and racial inequities that exist in our communities, and we remain focused on how we can create and promote equitable opportunities across our District through our product offerings. As part of our ongoing commitment to support you through COVID-19, in May of this year we made available a zero-interest rate advance for all member institutions. Over half of our members took out a COVID-19 Relief Advance, resulting in $1.7 billion in subsidized, 0% advances.

Additionally, our community investment programs continue to support our members by providing funds for: affordable housing; downpayment assistance for your customers; and economic development activities.
•AHP: Our 2021 Affordable Housing Program (AHP) General Fund closed on June 11, 2021. Forty-two members and 50 sponsors jointly submitted 78 applications for approximately $45.2 million in subsidy to support the construction, acquisition, and/or rehabilitation of more than 3,500 housing units. We expect to award approximately $28.6 million this year and will announce the awards in late October.
•DPP: Our Downpayment Plus® (DPP®) Programs continue to provide our members easy-to-access down payment and closing cost assistance to help your income-eligible customers achieve homeownership. At the end of the second quarter of 2021, we have awarded $8.5 million in DPP grants to over 1,400 households.
•Community First® Capacity-Building Grant Program: This year marks the fifth year of our Community First Capacity-Building Grant Program, which provides flexible funding to nonprofit lenders working to advance affordable housing and economic development. To date, $1.7 million in grants have been provided. Program applications for this year will be accepted from August 2 – September 3, 2021.

As we begin to transition back to normal operations, we are beginning to visit our members on a voluntary basis, and our office is open to invited guests. As we travel to see you, please keep us apprised of your willingness to have visitors and any health and safety protocols we should follow.

We look forward to seeing many of you virtually or in-person at our 2021 FHLBank Chicago Management Conference next week on August 5–6, 2021. You can still register for the event here. We have an outstanding lineup of guest speakers and look forward to this annual event with all of you.

As always, thank you for your membership in the Federal Home Loan Bank of Chicago.

Best regards,

Michael Ericson
President and CEO

Second Quarter 2021 Dividend and Financial Highlights
On July 28, 2021, the Board of Directors of FHLBank Chicago declared a dividend of 5.00% (annualized) for Class B1 activity stock and a dividend of 2.00% (annualized) for Class B2 membership stock based on preliminary financial results for the second quarter of 2021. The dividend for the second quarter of 2021 will be paid by crediting your DID account on August 12, 2021. Any future dividend payments remain subject to determination and declaration by our Board of Directors and may be impacted by further changes in financial or economic conditions, regulatory and statutory limitations, and any other relevant factors.

Selected financial data is below. For more details, please refer to the Condensed Statements of Income and Statements of Condition here. The financial results discussed are preliminary and unaudited. We expect to file our Form 10-Q with the Securities and Exchange Commission (SEC) next month. After it is filed, you will be able to access it on fhlbc.com or through the SEC’s reporting website.

•Advances outstanding declined slightly to $46.3 billion at June 30, 2021, from $46.7 billion at December 31, 2020. We believe many of our depository members experienced an inflow of deposits on their balance sheets along with reduced loan demand, while also having access to other liquidity sources as a result of certain government actions related to the COVID-19 pandemic. Although these factors continued to limit our depository members’ need for advances, increased advance borrowing by insurance company members has mostly offset the decrease by depository members.
•MPF loans held in portfolio continued to remain steady at $9.8 billion at June 30, 2021, compared to $10.0 billion at December 31, 2020.
•Total investment securities decreased 5% to $23.2 billion at June 30, 2021, down from $24.5 billion at December 31, 2020, primarily due to a reduction in investment in Treasury securities that matured and were not replaced.
•Total assets decreased to $97.5 billion as of June 30, 2021, compared to $100.4 billion as of December 31, 2020, primarily due to a decrease in short-term liquidity assets and investment securities.
•Letters of credit commitments decreased to $12.8 billion at June 30, 2021, down from $16.4 billion at December 31, 2020, primarily due to one of our former captive insurance company members reducing its letters of credit usage in connection with its membership termination in the first quarter of 2021.
•We recorded net income of $78 million in the second quarter of 2021, up from $52 million in the second quarter of 2020, primarily due to a decrease in interest expense. The decrease in interest expense was a result of a lower interest rate environment and we replaced our more expensive callable debt with more advantageous funding. As a result, the decrease in interest expense was greater than the decrease in our interest income for the period. The decrease in interest income was primarily attributable to the lower interest rate environment. We also recognized lower operating expenses as employee compensation and benefits expense fell primarily due to reduced pension costs. In addition, lower COVID-19 relief expenses relative to the prior year contributed to the decrease in noninterest expense, and consequently, the increase in net income.
•In the second quarter of 2021, noninterest income (loss) was ($10) million, down $19 million from $9 million for the second quarter of 2020, primarily due to a loss in value on instruments held under fair value option.
•We remained in compliance with all of our regulatory capital requirements as of June 30, 2021.

Forward-Looking Information: This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. All statements other than statements of historical fact are “forward-looking statements,” including any projections or guidance of dividends or other financial items; any statements of the plans, strategies, and objectives for future operations; any statements of belief; and any statements of assumptions underlying any of the foregoing. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risks or uncertainties, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the impact of the COVID-19 pandemic on the global and national economies and on our and our members’ businesses, maintaining compliance with regulatory and statutory requirements (including relating to our dividend payments and retained earnings), any decrease in our levels of business which may negatively impact our results of operations or financial condition, the reliability of our projections, assumptions, and models on future financial performance and condition, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement product enhancements and new products, the impacts of changes to Federal Home Loan Bank membership requirements, capital requirements and guidance, and liquidity requirements and guidance by the Federal Housing Finance Agency, the loss of members through mergers and consolidations, our ability to protect the security of its information systems and manage any failures, interruptions, or breaches, uncertainties relating to the phase-out of the London Interbank Offered Rate (LIBOR), and the risk factors set forth in the Bank's periodic filings with the Securities and Exchange Commission, which are available on the Bank's website at fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. “Community First,” “Downpayment Plus,” “DPP,” “Mortgage Partnership Finance,” “MPF,” and “MPF Xtra” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	June 30, 2021	December 31, 2020	Change
Cash and due from banks, interest bearing deposits, Federal Funds sold, and securities purchased under agreement to resell	$17,815	$18,641	(4)%
Investment debt securities	23,211	24,549	(5)%
Advances	46,270	46,695	(1)%
MPF Loans held in portfolio, net of allowance for credit losses	9,759	10,038	(3)%
Other	439	433	1%
Assets	$97,494	$100,356	(3)%

Consolidated obligation discount notes	$45,728	$48,643	(6)%
Consolidated obligation bonds	42,922	42,670	1%
Other	2,211	2,754	(20)%
Liabilities	90,861	94,067	(3)%
Capital stock	2,007	2,010	—%
Retained earnings	4,139	4,072	2%
Accumulated other comprehensive income (loss)	487	207	135%
Capital	6,633	6,289	5%
Total liabilities and capital	$97,494	$100,356	(3)%

Member standby letters of credit - off balance sheet	$12,773	$16,395	(22)%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	Three months ended June 30,			Six months ended June 30,
	2021	2020	Change	2021	2020	Change
Interest Income	225	347	(35)%	$417	$912	(54)%
Interest expense	(72)	(209)	(66)%	(154)	(628)	(75)%
Net interest income	153	138	11%	263	284	(7)%
Reversal of (provision for) credit losses	(1)	(4)	(75)%	(1)	(6)	(83)%
Net interest income after reversal of (provision for) credit losses	152	134	13%	262	278	(6)%
Noninterest income	(10)	9	(211)%	(23)	11	(309)%
Noninterest expense	(55)	(85)	(35)%	(116)	(142)	(18)%
Income before assessments	87	58	50%	123	147	(16)%
Affordable Housing Program assessment	(9)	(6)	50%	(13)	(15)	(13)%
Net income	$78	$52	50%	$110	$132	(17)%

Average interest earning assets	$95,963	$101,488	(5)%	$95,989	$102,367	(6)%
Net interest income yield on average interest earning assets	0.64%	0.54%	0.10%	0.55%	0.55%	—%